Exhibit 99.1

ProPhase Labs Reports Financial Results

for the Year Ended December 31, 2019

DOYLESTOWN, Pennsylvania, March 25, 2020 – ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today announced its net sales were $9.9 million for the year ended December 31, 2019, as compared to net sales of $13.1 million for the year ended December 31, 2018.

The Company incurred a net loss from continuing operations for the year ended December 31, 2019 of $3.1 million, or ($0.27) per share, as compared to a loss of $1.6 million, or ($0.14) per share, for the year ended December 31, 2018. The Company incurred loss from discontinued operations for the year ended December 31, 2019 of $40,000, or ($0.00) per share, as compared to loss of $170,000, or ($0.01) per share, for the year ended December 31, 2018. The Company incurred net loss for the year ended December 31, 2019, of $3.1 million, or ($0.27) per share, as compared to a loss of $1.7 million, or ($0.15) per share, for the year ended December 31, 2018.

The financial results for the year ended December 31, 2019 as compared to the year ended December 31, 2018 principally reflect the net effect of (i) a decrease in net sales of $3.2 million principally due to a decrease in demand of third party customer orders, (ii) a decrease in administration costs of $430,000 due principally to a decrease in professional and legal costs, (iii) a decrease in sales and marketing expenses of $65,000 as a consequence of a reduction in marketing initiatives and (iv) a decrease in research and development expenditures of $66,000.

About the Company

We are a manufacturing and marketing company with deep experience with OTC consumer healthcare products and dietary supplements. We are engaged in the research, development, manufacture, distribution, marketing and sale of OTC consumer healthcare products and dietary supplements in the United States. This includes the development and marketing of dietary supplements under the TK Supplements® brand.

In addition, the Company also continues to actively pursue acquisition opportunities for other companies, technologies and products inside and outside the consumer products industry. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Statements

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to potential acquisition opportunities. Management believes that these forward-looking statements are reasonable as and when made. However, such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to: the difficulty of predicting the acceptance and demand for our products, the impact of competitive products and pricing, costs involved in the manufacture and marketing of products, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Investor Contact

Ted Karkus, Chairman and CEO

ProPhase Labs, Inc.

(267) 880-1111

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Years Ended
	December 31, 2019	December 31, 2018
Net sales	$9,876	$13,126
Cost of sales	7,261	8,345
Gross profit	2,615	4,781

Operating expenses:
Sales and marketing	1,042	1,107
Administration	4,480	4,910
Research and development	332	398
Total operating expenses	5,854	6,415
Loss from operations	(3,239)	(1,634)

Interest income, net	133	167
Loss from continuing operations before income taxes	(3,106)	(1,467)
Income tax liability from continuing operations	-	(103)
Loss from continuing operations	(3,106)	(1,570)

Discontinued operations:
Loss on discontinued operations, net of taxes	(40)	(170)
Loss from discontinued operations	(40)	(170)
Net loss	$(3,146)	$(1,740)

Other comprehensive income (loss):
Unrealized gain on marketable debt securities	22	54
Total comprehensive loss	$(3,124)	$(1,686)

Basic and diluted loss per share:
Loss from continuing operations	$(0.27)	$(0.14)
Loss from discontinued operations	-	(0.01)
Net loss	$(0.27)	$(0.15)

Weighted average common shares outstanding:
Basic and diluted	11,564	11,396

ProPhase Labs, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands)

	December 31 2019	December 31 2018

Cash and cash equivalents	$434	$1,554
Marketable debt securites, available for sale	$926	$6,687
Accounts receivable, net	$2,010	$2,968
Inventory	$1,459	$1,903
Total current assets	$9,945	$18,238
Total assets	$12,274	$20,737

Total current liabilities	$933	$4,233
Total non-current liabilities	$110	$-
Total stockholders’ equity	$11,231	$16,504